UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2019

Innovate Biopharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02.	Results of Operations and Financial Condition.

On March 19, 2019, Innovate Biopharmaceuticals, Inc. (the “Company”) issued a press release regarding its financial results for the fourth quarter and year ended December 31, 2018 and recent corporate developments. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated into this Item 2.02 by reference.

The information in this Current Report on Form 8-K furnished pursuant to Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and they shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 3.02.	Unregistered Sales of Equity Securities.

On March 17, 2019, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with SDS Capital Partners II, LLC and certain other accredited investors (each, a “Purchaser” and together, the “Purchasers”) pursuant to which it sold, on March 18, 2019, 4,181,068 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”) and issued short-term warrants (the “Short-Term Warrants”) to purchase up to 4,181,068 shares of Common Stock and long-term warrants (the “Long-Term Warrants” and, together with the Short-Term Warrants, the “Warrants”) to purchase up to 2,508,634 shares of Common Stock. Pursuant to the Purchase Agreement, the Company issued the Shares and the Warrants at a purchase price per share of $2.33 for aggregate gross proceeds of approximately $9.7 million. The Shares were registered on the Company’s Registration Statement on Form S-3, File No. 333-223669, and the Warrants were issued pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder, to the accredited investor Purchasers.

The Long-Term Warrants are exercisable for five years beginning on the on the six-month anniversary of the date of issuance. The Long-Term Warrants have an initial exercise price equal to $2.56, subject to certain adjustments. The Short-Term Warrants are exercisable immediately upon the date of issuance for a period of one year. The Short-Term Warrants have an initial exercise price of $4.00 per share, subject to certain adjustments. If at any time commencing on the date of issuance, the weighted-average price of the Common Stock exceeds $5.25 for ten consecutive trading days, the Company may call the outstanding Short-Term Warrants and require that they be exercised in cash, except to the extent that such exercise would surpass the beneficial ownership limitation described below for such warrant’s holder. If not previously exercised in full, at the expiration of their applicable terms, the Warrants shall be automatically exercised via cashless exercise.

The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available, the holder may exercise the Warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the Company will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to the Company, provided that any increase in such percentage shall not be effective until 61 days after such notice.

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of the Common Stock, the sale, transfer or other disposition of all or substantially all of the Company’s properties or assets, the consolidation or merger of the Company with or into another person, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, upon a fundamental transaction, the holder shall have the right to receive a payment in cash, or under certain circumstances in other consideration, from the Company at the Black Scholes value as described in the Warrants.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press release issued March 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovate Biopharmaceuticals, Inc.

Date: March 19, 2019	By:	/s/ Jay P. Madan
Jay P. Madan
President and Chief Business Officer